Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	BioTelemetry, Inc.
Heather C. Getz
Investor Relations
800-908-7103
investorrelations@biotelinc.com

BioTelemetry, Inc. Reports Third Quarter 2017 Financial Results

Company Posts Strong Growth with Integration Ahead of Schedule

Reports Record Quarterly Revenue and Adjusted EBITDA

Malvern, PA — (GLOBE NEWSWIRE) — November 7, 2017 — BioTelemetry, Inc. (NASDAQ:BEAT), the leading mobile and wireless medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care, today reported results for the third quarter ended September 30, 2017.

Company Highlights

•                  Recognized highest quarterly revenue in Company’s history of $81.0 million, a 52.7% increase over the prior year driven by the acquisition of LifeWatch AG and increased patient volumes

•                  Achieved 21st consecutive quarter of year over year revenue growth

•                  Recorded GAAP net loss attributable to BioTelemetry, Inc. of $2.3 million, impacted by deal and integration related expenses, and adjusted net income of $5.8 million

•                  Realized quarterly adjusted EBITDA of $17.5 million, or 21.6% of revenue

•                  Implemented comprehensive integration plan for LifeWatch acquisition, expected to result in $30.0 million of annualized synergies

•                  Signed record quarterly and year to date bookings in Research segment

President and CEO Commentary

Joseph H. Capper, President and Chief Executive Officer of BioTelemetry, Inc., commented: “We are pleased to report another successful quarter, with record revenue and adjusted EBITDA driven by our recent acquisition of LifeWatch AG and 9% proforma MCT patient volume growth.  These results are impressive when one considers the amount of resources that we have focused on the integration of LifeWatch as well as the impact of the hurricanes in two of our largest markets, Florida and Texas.  Our strong adjusted EBITDA also reflects the acceleration of synergies related to LifeWatch.  Due to the successful execution of our integration plan and the strength of the combined teams, we have been able to realize approximately $3.5 million of savings during the third quarter while retaining all key customers.  We have now taken steps to execute on substantially all of the synergies identified, which we expect will result in annualized savings of approximately $30.0 million.

“We exited the third quarter with strong volume momentum, the most comprehensive product portfolio in the industry as well as a highly energized sales force.  We believe these factors, combined with the increasing impact of synergies, will have a positive impact on our fourth quarter results.  Looking forward, we are excited about the Company’s outlook as we continue to reap the benefits from the combination of the BioTelemetry and the LifeWatch teams.  With new product launches on the horizon and the completion of the integration of LifeWatch, we expect 2018 to be a resounding success.”

Third Quarter Financial Results

Revenue for the third quarter 2017 was $81.0 million compared to $53.1 million for the third quarter 2016, an increase of $27.9 million, or 52.7%.  Healthcare revenue increased $29.1 million driven by the acquisition of LifeWatch in July, which contributed $27.4 million of revenue, as well as increased patient volumes and a favorable product mix.  These increases were partially offset by a reduction in MCT Medicare pricing effective January 1, 2017.  Research revenue declined $1.1 million due to lower cardiac study revenue partially offset by higher imaging revenue.  Technology revenue was consistent with the prior year quarter.

On a GAAP basis, net loss attributable to BioTelemetry, Inc. for the third quarter 2017 was $2.3 million, or a loss attributable to BioTelemetry, Inc. of $0.07 per share, compared to net income of $4.2 million, or $0.14 per diluted share, for the third quarter 2016.  The decline in GAAP net income is driven primarily by the impact of LifeWatch with $5.8 million of additional other charges for deal, integration and restructuring costs, $2.3 million of additional amortization of intangibles and $1.3 million of additional interest expense related to the Company’s new credit agreement.  The Company also incurred an additional $1.0 million of expense for investments made in the selling organization and $0.8 million of expense for the addition of the Telcare acquisition.  These expenses were offset by the $3.5 million of synergies realized in the quarter as well as $1.3 million of other non-operating income related to a settlement with the former owner of the Mednet entities.  While the Company realized a tax benefit in the quarter, the Company expects its full year 2017 actual cash tax payments to be approximately $1.0 million.

On an adjusted basis(1), net income attributable to BioTelemetry, Inc. for the third quarter 2017 was $5.8 million, or $0.16 per diluted share.  This compares to adjusted net income of $6.6 million, or $0.21 per diluted share, for the third quarter 2016.  Adjusted net income attributable to BioTelemetry, Inc. for the third quarter 2017 excludes $8.2 million of other charges related to the acquisition of LifeWatch AG, ongoing patent litigation and other restructuring activities partially offset by a reduction in the contingent consideration related to the Telcare acquisition.  Adjusted net income attributable to BioTelemetry, Inc. for the third quarter 2017 also excludes a $1.3 million gain from a legal settlement, a $0.5 million loss on the extinguishment of the Company’s previous debt as well as $0.4 million of expense for a foreign currency option related to the acquisition of LifeWatch AG included in total other income (expense).  Adjusted net income for the third quarter 2016 excludes $2.4 million related to patent litigation and costs associated with the Company’s 2016 acquisitions.

Conference Call

BioTelemetry, Inc. will host an earnings conference call on Tuesday, November 7, at 5:00 PM Eastern Time.  The call will be simultaneously webcast on the investor information page of our website, www.gobio.com.  The call will be archived on our website for two weeks.

About BioTelemetry

BioTelemetry, Inc. is the leading mobile and wireless medical technology company focused on delivery of health information to save and improve lives while reducing the cost of care.  The Company provides cardiac monitoring, mobile blood glucose monitoring, centralized medical imaging, and original equipment manufacturing that serve both the Healthcare and Clinical Research industries.  More information can be found at  www.gobio.com.

(1)  The Company believes that providing non-GAAP financial measures offers a meaningful representation of the Company’s performance as they exclude expenses that are not necessary to support the Company’s ongoing business.  Please refer to the Company’s “Reconciliation of Non-GAAP Financial Measures” and “Use of Non-GAAP Financial Measures” in this release for additional information.

Cautionary Statement Regarding Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “intend,” “plan,” “believe,” “promises” and other words and terms of similar meaning.  Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of these expectations, and could cause actual outcomes and results to differ materially from current expectations.  These factors include, among other things, BioTelemetry’s ability to realize the anticipated benefits of the LifeWatch acquisition, our ability to successfully integrate acquisitions into our business and the effect such acquisitions will have on our results of operation, effectiveness of our cost savings initiatives, relationships with our government and commercial payors, changes to insurance coverage and reimbursement levels for our products, the success of our sales and marketing initiatives, our ability to attract and retain talented executive management and sales personnel, our ability to identify acquisition candidates, acquire them on attractive terms and integrate their operations into our business, the commercialization of new products, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, the continued consolidation of payors, acceptance of our new products and services, patent protection, adverse regulatory action, and litigation success.  For further details and a discussion of these and other risks and uncertainties, please see our public filings with the Securities and Exchange Commission, including our latest periodic report on Form 10-K.  Readers are cautioned not to put undue reliance on forward-looking statements, which reflect only opinions as of the date of this press release.  We do not undertake, and specifically disclaim, any obligation to publicly update or amend any forward-looking statement, whether as a result of new information, future events, or otherwise.

	(unaudited)
	Three Months Ended
Consolidated Statements of Operations	September 30,
(In Thousands, Except Per Share Amounts)	2017	2016
Revenues	81,023	53,055
Cost of revenues	31,954	20,189
Gross profit	49,069	32,866
Gross profit %	60.6%	61.9%

Operating expenses:
General and administrative	25,320	13,853
Sales and marketing	9,719	7,018
Bad debt expense	3,768	2,495
Research and development	3,277	2,137
Other charges	8,152	2,397
Total operating expenses	50,236	27,900

Income (loss) from operations	(1,167)	4,966

Other income (expense):
Interest expense	(1,841)	(544)
Loss on extinguishment of debt	(543)	—
Loss on equity method investment	(106)	(69)
Other non-operating income (expense), net	658	(17)
Total other income (expense)	(1,832)	(630)

Income (loss) before income taxes	(2,999)	4,336
(Provision for) benefit from income taxes	435	(141)
Net income (loss)	(2,564)	4,195

Net loss attributable to noncontrolling interests	(279)	—

Net income (loss) attributable to BioTelemetry, Inc.	$(2,285)	$4,195

Net income (loss) per share attributable to BioTelemetry, Inc.:
Basic	$(0.07)	$0.15
Diluted	$(0.07)	$0.14

Weighted average number of common shares outstanding (a):
Basic	31,897	28,102
Diluted	31,897	30,881

(a)         Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period.  Diluted net income (loss) per share is computed by giving effect to all potential dilutive common shares, including stock options and restricted stock units (“RSUs”).  If the outstanding options or RSUs were exercised or converted into common stock, the result would be anti-dilutive for the quarter ended September 30, 2017.  Accordingly, basic and diluted net loss per share is the same for the quarter ended September 30, 2017.  Please refer to the reconciliation of Non-GAAP Financial Measures for diluted share count information for the quarter ended September 30, 2017

	(unaudited)
	Nine Months Ended
Consolidated Statements of Operations	September 30,
(In Thousands, Except Per Share Amounts)	2017	2016
Revenues	195,033	154,375
Cost of revenues	77,088	57,961
Gross profit	117,945	96,414
Gross profit %	60.5%	62.5%

Operating expenses:
General and administrative	55,603	40,577
Sales and marketing	25,051	21,687
Bad debt expense	8,975	7,797
Research and development	8,225	5,888
Other charges	14,542	5,844
Total operating expenses	112,396	81,793

Income from operations	5,549	14,621

Other income (expense):
Interest expense	(2,622)	(1,402)
Loss on extinguishment of debt	(543)	—
Loss on equity method investment	(302)	(184)
Other non-operating income (expense), net	(2,755)	(100)
Total other income (expense)	(6,222)	(1,686)

Income (loss) before income taxes	(673)	12,935
Benefit from income taxes	31	54
Net income (loss)	(642)	12,989

Net loss attributable to noncontrolling interests	(279)	—

Net income (loss) attributable to BioTelemetry, Inc.	$(363)	$12,989

Net income (loss) per share attributable to BioTelemetry, Inc.:
Basic	$(0.01)	$0.47
Diluted	$(0.01)	$0.43

Weighted average number of common shares outstanding (a):
Basic	29,682	27,811
Diluted	29,682	30,306

(a)         Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period.  Diluted net income (loss) per share is computed by giving effect to all potential dilutive common shares, including stock options, and restricted stock units (“RSUs”).  If the outstanding options or RSUs were exercised or converted into common stock, the result would be anti-dilutive for the nine months ended September 30, 2017.  Accordingly, basic and diluted net loss per share is the same for the nine months ended September 30, 2017.  Please refer to the reconciliation of Non-GAAP Financial Measures for diluted share count information for the nine months ended September 30, 2017.

Summary Financial Data

(In Thousands, except days sales outstanding)

	September 30,	December 31,
	2017	2016
	(unaudited)	(unaudited)

Cash and cash equivalents	$26,242	$23,052
Healthcare accounts receivable, net	23,651	14,594
Other accounts receivable, net	13,109	12,261
Days sales outstanding	45	45
Working capital	29,523	28,053
Total assets	520,711	198,984
Total indebtedness	206,569	25,449
Total equity	268,314	138,914

Summary Cash Flow Data

(In Thousands)

	(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Cash provided by operating activities	$(72)	$8,879	$10,661	$26,405
Capital expenditures	(5,743)	(2,815)	(11,940)	(8,507)

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

	Three Months Ended September 30, 2017
	(unaudited)
2017	Income from operations	Income (loss) before income taxes	Net income (loss) attributable to BioTelemetry, Inc.	Net income (loss) per share attributable to BioTelemetry, Inc.
GAAP	$(1,167)	$(2,999)	$(2,285)	$(0.07)
Non-GAAP Adjustments:
Other charges (a)	8,152	8,152	8,152	0.23
Foreign currency option related to LifeWatch acquisition (b)	—	424	424	0.01
Loss on extinguishment of debt (c)	—	543	543	0.02
Gain on legal settlement (d)	—	(1,333)	(1,333)	(0.04)
Income tax effect of adjustments (e)	—	—	(2,725)	(0.08)
NOL utilization (f)	—	—	2,978	0.09
Adjusted	$6,985	$4,787	$5,754	$0.16

Weighted average number of common shares outstanding - diluted				34,982

	Three Months Ended September 30, 2016
	(unaudited)
2016	Income from operations	Income before income taxes	Net income	Net income per share
GAAP	$4,966	$4,336	$4,195	$0.14
Non-GAAP Adjustments:
Other charges (a)	2,397	2,397	2,397	0.07
Adjusted	$7,363	$6,733	$6,592	$0.21

	Three Months Ended September 30,
	(unaudited)
	2017	2016
Net income (loss) attributable to BioTelemetry — GAAP	$(2,285)	$4,195
Net loss attributable to noncontrolling interest	(279)	—
Provision for (benefit from) income taxes	(435)	141
Total other (income) expense	1,832	630
Other charges (a)	8,152	2,397
Depreciation and amortization expense	9,019	3,689
Stock compensation expense	1,485	1,138
Adjusted EBITDA	$17,489	$12,190

(a)         In the third quarter 2017, the Company incurred $8.2 million of other charges related to the acquisition LifeWatch AG, ongoing patent litigation and other restructuring activities partially offset by a reduction in contingent consideration related to the Telcare acquisition.  In the third quarter 2016, the Company incurred $2.4 million of other charges primarily due to patent litigation and the acquisitions completed in 2016.

(b)         In the third quarter 2017, the Company incurred $0.4 million of expense for a foreign currency option related to the acquisition of LifeWatch AG which is included in Other non-operating income (expense), net.

(c)          In the third quarter 2017, in connection with the acquisition of LifeWatch AG, the Company entered into a credit agreement with SunTrust Bank, as a lender and an agent for the lenders.  This credit agreement provided the Company a term loan for $205.0 million and a $50.0 million revolving credit facility which remains undrawn.  A portion of the proceeds from the term loan were used to pay off the Company’s existing credit agreement with Healthcare Financial Solutions LLC, formerly General Electric Capital Corporation.  As a result, the Company had a loss of $0.5 million on the extinguishment of the debt.

(d)         In the third quarter 2017, the Company reached a settlement with the seller of Mednet Healthcare Technologies, Inc. and related companies, which the Company acquired in early 2014.  The Company sought indemnification for alleged breaches of certain representations and warranties.  As part of the settlement, common stock with a fair value of $2.7 million was returned to the Company.  The value of the stock exceeded the indemnification asset of $1.4 million previously recorded by the Company, resulting in a gain of $1.3 million which is included in Other non-operating income (expense), net.

(e)          Represents the tax effect of the non-GAAP adjustments based on the estimated annual effective tax rate of 35%.

(f)           During the fourth quarter 2016, the Company released the tax valuation allowance on its net deferred tax assets.  The benefit from this release was excluded from the Company’s 2016 adjusted results.  Without a valuation allowance in place and due to the timing of discrete items, for GAAP financial reporting purposes the Company is reporting a tax benefit of 14.5% for the third quarter 2017.  After giving effect to taxes at the estimated annual effective tax rate of 35% on the other adjustments, the utilization of net operating loss carryforwards had a $3.0 million positive impact on the third quarter 2017.

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

	Nine Months Ended September 30, 2017
	(unaudited)
2017	Income from operations	Income (loss) before income taxes	Net income (loss) attributable to BioTelemetry, Inc.	Net income (loss) per share attributable to BioTelemetry, Inc.
GAAP	$5,549	$(673)	$(363)	$(0.01)
Non-GAAP Adjustments:
Other charges (a)	14,542	14,542	14,542	0.45
Performance bonus (stock-based comp) (b)	1,533	1,533	1,533	0.05
Dept. of Health and Human Services settlement (c)	—	2,500	2,500	0.08
Foreign currency option related to LifeWatch acquisition (d)	—	1,322	1,322	0.04
Loss on extinguishment of debt (e)	—	543	543	0.02
Gain on legal settlement (f)	—	(1,333)	(1,333)	(0.04)
Income tax effect of adjustments (g)	—	—	(6,687)	(0.20)
NOL utilization (h)	—	—	6,047	0.19
Adjusted	$21,624	$18,434	$18,104	$0.55

Weighted average number of common shares outstanding - diluted				32,667

	Nine Months Ended September 30, 2016
	(unaudited)
2016	Income from operations	Income before income taxes	Net income	Net income per share
GAAP	$14,621	$12,935	$12,989	$0.43
Non-GAAP Adjustments:
Other charges (a)	5,844	5,844	5,844	0.19
Adjusted	$20,465	$18,779	$18,833	$0.62

	Nine Months Ended September 30,
	(unaudited)
	2017	2016
Net income (loss) attributable to BioTelemetry — GAAP	$(363)	$12,989
Net loss attributable to noncontrolling interest	(279)	—
Provision for (benefit from) income taxes	(31)	(54)
Total other (income) expense	6,222	1,686
Other charges (a)	14,542	5,844
Depreciation and amortization expense	16,559	10,619
Stock compensation expense	5,685	3,757
Adjusted EBITDA	$42,335	$34,841

(a)         For the nine months ended September 30, 2017, the Company incurred $14.5 million of other charges primarily related to the acquisition of LifeWatch AG as well as ongoing patent litigation and other restructuring activities.  For the nine months ended September 30, 2016, the Company incurred $5.8 million related to patent litigation and costs associated with the Company’s 2016 acquisitions.

(b)         For the nine months ended September 30, 2017, the Company incurred $1.5 million for the second half of a one-time performance bonus paid to a third party in the form of stock-based compensation.  The first of two performance measures was achieved in the fourth quarter 2016, resulting in $1.3 million of expense at that time.  The second performance measure was achieved in the first quarter 2017, resulting in $1.5 million of expense.  This is a nonrecurring expense for the Company and is the only time in the Company’s history when such a bonus was awarded.  There are no additional agreements outstanding of this nature. This was recorded in General & Administrative expense.

(c)          For the nine months ended September 30, 2017, the Company reached a $2.5 million settlement with the United States Department of Health and Human Services.  This was related to the conclusion of an investigation into the theft of two unencrypted laptop computers that occurred in 2011.  This was recorded in Other non-operating income (expense), net.

(d)         For the nine months ended September 30, 2017, the Company incurred $1.3 million of expense for a foreign currency option related to the acquisition of LifeWatch AG which is included in Other non-operating income (expense), net.

(e)          In the third quarter 2017, in connection with the acquisition of LifeWatch AG, the Company entered into a credit agreement with SunTrust Bank, as a lender and an agent for the lenders.  This credit agreement provided the Company a term loan for $205.0 million and a $50.0 million revolving credit facility which remains undrawn.  A portion of the proceeds from the term loan were used to pay off the Company’s existing credit agreement with Healthcare Financial Solutions LLC, formerly General Electric Capital Corporation.  As a result, the Company had a loss of $0.5 million on the extinguishment of the debt.

(f)           In the third quarter 2017, the Company reached a settlement with the seller of Mednet Healthcare Technologies, Inc. and related companies, which the Company acquired in early 2014.  The Company sought indemnification for alleged breaches of certain representations and warranties.  As part of the settlement, common stock with a fair value of $2.7 million was returned to the Company.  The value of the stock exceeded the indemnification asset of $1.4 million previously recorded by the Company, resulting in a gain of $1.3 million which is included in Other non-operating income (expense), net.

(g)          Represents the tax effect of the non-GAAP adjustments based on the estimated annual effective tax rate of 35%.

(h)         During the fourth quarter 2016, the Company released the tax valuation allowance on its net deferred tax assets.  The benefit from this release was excluded from the Company’s 2016 adjusted results.  Without a valuation allowance in place and due to the timing of discrete items, for GAAP financial reporting purposes the Company is reporting a nominal tax benefit for the nine months ended September 30, 2017.  After giving effect to taxes at the estimated annual effective tax rate of 35% on the other adjustments, the utilization of net operating loss carryforwards had a $6.0 million positive impact on the nine months ended September 30, 2017.

Use of Non-GAAP Financial Measures

In addition to the results prepared in accordance with generally accepted accounting principles in the United States, or GAAP, this press release also includes certain financial measures which have been adjusted and are not in accordance with generally accepted accounting principles (“Non-GAAP financial measures”).  These Non-GAAP financial measures include adjusted income from operations, adjusted net income, adjusted net income per diluted share and adjusted EBITDA.  In accordance with Regulation G of the Securities and Exchange Commission, the Company has provided a reconciliation of these Non-GAAP financial measures with the most directly comparable financial measure calculated in accordance with GAAP.

These Non-GAAP financial measures are not intended to replace GAAP financial measures.  They are presented as supplemental measures of our performance in an effort to provide our stakeholders better visibility into the Company’s ongoing operating results and to allow for comparability to prior periods as well as to other companies’ results.  Management uses these Non-GAAP financial measures to assess the financial health of the Company’s ongoing operating performance.  Management encourages our stakeholders to consider all of our financial measures and to not rely on any single financial measure to evaluate our performance.

Adjusted net income attributable to BioTelemetry, Inc. for the third quarter 2017 excludes Other charges of $8.2 million related to the acquisition of LifeWatch AG, ongoing patent litigation and other restructuring activities partially offset by a reduction in the contingent consideration related to the Telcare acquisition, a $0.5 million loss on the extinguishment of the Company’s previous debt, $0.4 million of expense for a foreign currency option also related to the acquisition of LifeWatch AG as well as a $1.3 million gain from a legal settlement, the tax effect of these adjustments and the impact from the utilization of our net operating loss carryforwards.  By excluding expenses that are considered not necessary to support the ongoing business or which are nonrecurring in nature, the Company believes that these Non-GAAP financial measures offer a meaningful representation of the Company’s ongoing operating performance.  Included in these excluded items are transaction related expenses, primarily legal and professional fees, legal fees related to patent litigation, costs related to restructuring programs aimed at streamlining operations and reducing future expense as well as other one-time items.  These excluded charges are not part of the ongoing operations, and therefore, not reflective of the Company’s core operations.  The Company views patent litigation as an extreme measure not typically required in our industry to protect a company’s intellectual property and which has not been common practice for the Company.  The Company commenced patent litigation proceedings after the Company uncovered specific evidence of four distinct cases of misappropriation and infringement.  The Company can choose to resolve the outstanding matters and terminate the expense at any time.  The Company also included the income tax effect of these adjustments based on the Company’s estimated annual effective tax rate of 35%.  During the fourth quarter 2016, the Company released the tax valuation allowance on its net deferred tax assets.  The benefit from this release was excluded from the Company’s 2016 adjusted results.  Without a valuation allowance in place and due to the timing of discrete items, for GAAP financial reporting purposes the Company is reporting a tax benefit of 14.5% for the third quarter 2017.  After giving effect to taxes at the estimated annual effective tax rate of 35% on the other adjustments, the utilization of net operating loss carryforwards had a $3.0 million positive impact on the third quarter 2017.

Adjusted net income for the third quarter 2016 excludes $2.4 million related to patent litigation and costs associated with the Company’s 2016 acquisitions.

Adjusted net income attributable to BioTelemetry, Inc. for the nine months ended September 30, 2017 excludes Other charges of $14.5 million related to the acquisition of LifeWatch AG, ongoing patent litigation and other restructuring activities partially offset by a reduction in the contingent consideration related to the Telcare acquisition, a $1.5 million one-time performance bonus paid to a third party in the form of stock-based compensation, a $2.5 million non-operating charge recorded for a settlement with the Department of Health and Human Services related to the theft of two unencrypted laptops in 2011, $1.3 million of expense for a foreign currency option related to the acquisition of LifeWatch AG, a $1.3 million gain on a legal settlement, a $0.5 million loss on the extinguishment of the Company’s previous debt, the tax effect of these adjustments, as well as the impact from the utilization of our net operating loss carryforwards.  By excluding expenses that are considered not necessary to support the ongoing business or which are nonrecurring in nature, the Company believes that these Non-GAAP financial measures offer a meaningful representation of the Company’s ongoing operating performance.  Included in these excluded items are transaction related expenses, primarily legal and professional fees, legal fees related to patent litigation, costs related to restructuring programs aimed at streamlining operations and reducing future expense as well as other one-time items.  These excluded charges are not part of the ongoing operations, and therefore, not reflective of the Company’s core operations.  The Company views patent litigation as an extreme measure not typically required in our industry to protect a company’s intellectual property and which has not been common practice for the Company.  The Company commenced patent litigation proceedings after the Company uncovered specific evidence of four distinct cases of misappropriation and infringement.  The Company can choose to resolve the outstanding matters and terminate the expense at any time.  The Company also excluded the second half of a one-time performance bonus paid to a third party in the form of stock-based compensation.  The first of two performance measures was achieved in the fourth quarter 2016, resulting in $1.3 million of expense at that time.  The second performance measure was achieved in the first quarter 2017, resulting in $1.5 million of expense.  This is the first time in the Company’s history that such a bonus was offered and issued and the expense is nonrecurring.  There are no additional agreements outstanding of this nature.

The Company also included the income tax effect of these adjustments based on the Company’s estimated annual effective tax rate of 35%.  During the fourth quarter 2016, the Company released the tax valuation allowance on its net deferred tax assets.  The benefit from this release was excluded from the Company’s 2016 adjusted results.  Without a valuation allowance in place and due to the timing of discrete items, for GAAP financial reporting purposes the Company is reporting a nominal tax benefit for the nine months ended September 30, 2017.  After giving effect to taxes at the estimated annual effective tax rate of 35% on the other adjustments, the utilization of net operating loss carryforwards had a $6.0 million positive impact on the nine months ended September 30, 2017.

Adjusted net income for the first half of 2016 excludes $5.8 million related to patent litigation and costs associated with the Company’s 2016 acquisitions.

In addition to adjusted income from operations, adjusted net income and adjusted net income per diluted share, we also present adjusted EBITDA.  This Non-GAAP financial measure excludes income taxes, interest, noncontrolling interest, Other charges, other excluded items included in total other income (expense), depreciation and amortization and stock compensation expense.  EBITDA is a widely accepted financial measure which we believe our stakeholders use to compare our ongoing financial performance to that of other companies.  Adjusting our EBITDA for Other charges and other one-time items is a meaningful financial measure as we believe it is an indication of our ongoing operations.  In addition, we also add back stock compensation expense because it is non-cash in nature.  Other companies in our industry may calculate adjusted EBITDA in a different manner.